Silver Screen Partners Third Quarter Report

                               September 30, 1997


                                     SILVER
                                     SCREEN

DEAR LIMITED PARTNER:


   The Partnership has received all payments from HBO and has recovered at least its full investment in each of its seven films. Cumulative distributions to date total $88 million.

   As you know, the negotiations regarding the sale of the U.S. home video and ancillary rights to the films have taken longer to conclude than initially expected. We still anticipate, however, that the Partnership will be dissolved by the end of 1997. The final distribution, if any, will be paid at the time of dissolution.

   The 1997 Annual Report and tax information will be mailed to you by March 15. If you need any assistance in the meantime, please contact our Investor Relations Department between the hours of 10 A.M. and 2 P.M., Eastern Standard Time.

Sincerely,


/s/Roland W. Betts


Roland W. Betts
President

Balance Sheets (Unaudited)
--------------------------
                                                 Sept. 30, 1997    Dec. 31, 1996
                                                 --------------    -------------
ASSETS

Current assets:

Cash ...........................................    $    59,588     $    27,424

Temporary investments (at cost, plus accrued
  interest  which approximates market) .........      2,652,301       2,992,626
                                                    -----------     -----------
                                                    $ 2,711,889     $ 3,020,050
                                                    ===========     ===========
LIABILITIES AND PARTNERS' EQUITY

Current liabilities:

Due to managing general partner ................    $     8,562     $       351
                                                    -----------     -----------

Total current liabilities ......................          8,562             351

Other liabilities ..............................        660,729       1,003,163
                                                    -----------     -----------

Total liabilities ..............................        669,291       1,003,514
                                                    -----------     -----------

Partners' equity:

General partners ...............................       (719,669)       (719,930)

Limited partners ...............................      2,762,267       2,736,466
                                                    -----------     -----------

Total partners' equity .........................      2,042,598       2,016,536
                                                    -----------     -----------
                                                    $ 2,711,889     $ 3,020,050
                                                    ===========     ===========


                       See notes to financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)

                                                    Three Months       Nine Months       Three Months       Nine Months
                                                           Ended             Ended              Ended             Ended
                                                   Sept.30, 1997     Sept.30, 1997      Sept.30, 1996     Sept.30, 1996
                                                   -------------     -------------      -------------     -------------
REVENUES:
Film revenues ...........................         $     398           $   7,561           $   1,706           $   7,220
Interest income .........................            36,600             116,787              41,949             125,227
                                                  ---------           ---------           ---------           ---------
                                                     36,998             124,348              43,655             132,447
COSTS AND EXPENSES:

General and administrative expenses .....           (32,132)            (98,286)            (30,461)            (96,786)
                                                  ---------           ---------           ---------           ---------

Income before tax .......................             4,866              26,062              13,194              35,661
Unincorporated Business tax .............               -                   -               839,400             839,400
                                                  ---------           ---------           ---------           ---------

Net Income ..............................         $   4,866           $  26,062           $ 852,594           $ 875,061
                                                  =========           =========           =========           =========
NET INCOME ALLOCATED TO:

General partners ........................         $      49           $     261           $   8,526           $   8,751
Limited partners ........................             4,817              25,801             844,068             866,310
                                                  ---------           ---------           ---------           ---------

                                                  $   4,866           $  26,062           $ 852,594           $ 875,061
                                                  =========           =========           =========           =========
Net income per a $500 limited
 partnership unit (based on 165,639
 units outstanding) .....................         $    0.03           $    0.16           $    5.10           $    5.23
                                                  =========           =========           =========           =========

                       See notes to financial statements.



STATEMENTS OF PARTNERS' EQUITY (UNAUDITED)

                                                                    Year Ended December 31, 1996
                                                        and Nine Months Ended September 30, 1997
                                          ======================================================
                                          General Partners     Limited Partners         Total
                                          ----------------     ----------------         -----

Balance, January 1, 1996 ............    $  (728,727)          $ 1,865,581           $ 1,136,854
Net income, 1996 ....................         (8,797)             (870,885)             (879,682)
Distributions, 1996 .................           --                    --                    --
                                         -----------           -----------           -----------

Balance, December 31, 1996 ..........       (719,930)            2,736,466             2,016,536
Net income, nine months 1997 ........            261                25,801                26,062
Distributions during nine months 1997           --                    --                    --
                                         -----------           -----------           -----------

                                         $  (719,669)          $ 2,762,267           $ 2,042,598
                                         ===========           ===========           ===========

                       See notes to financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                     Nine Months Ended   Nine Months Ended
                                                        Sept. 30, 1997      Sept. 30, 1996
                                                     ------------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income ...............................................   $  26,062          $ 875,061
Adjustments to reconcile net income to net
    cash provided by operating activities:
    Decrease in accrued interest receivable ..............       3,689              7,099
  Net change in operating assets and liabilities:
    Increase (decrease) in due to managing general partner       8,211             (2,017)
    Decrease in contingent liability .....................        --             (946,000)
    Decrease in other liabilities ........................    (342,434)           (20,894)
                                                             ---------          ---------
Net cash used in operating activities ....................    (304,472)           (86,751)
                                                             ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of temporary investments, net .......................     336,636             98,036
                                                             ---------          ---------
Net cash provided by investing activities ................     336,636             98,036
                                                             ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to partners ................................        --                 --
                                                             ---------          ---------
Net cash used in financing activities ....................        --                 --
                                                             ---------          ---------
Net increase in cash .....................................      32,164             11,285
Cash, beginning of year ..................................      27,424             28,031
                                                             ---------          ---------
Cash at end of nine months ...............................   $  59,588          $  39,316
                                                             =========          =========


                       See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS


TEMPORARY INVESTMENTS

Temporary investments represent investments in commercial paper.


FILM REVENUES

The film investments aggregated approximately $73,000,000 and have been fully amortized. Film revenues are recognized when earned as reported by each distributor. During the first nine months of 1997, the Partnership received $7,561 in film revenues.


CONTINGENT LIABILITY

The Partnership's tax returns were audited by the City of New York and the partnership received assessments for unincorporated business tax of $675,887 covering the period from June 8, 1983 (inception) through December 31, 1990. It was anticipated that additional assessments, approximating $70,000, would be issued for the years subsequent to December 31, 1990. All assessments were subject to interest.

The Partnership contested these assessments and on September 30, 1996, a final settlement of $106,000 (including interest) was reached with the City of New York and paid for all periods through December 31, 1995.

The Partnership expects to dissolve by the end of 1997 upon final disposition of the remaining assets and payment of liabilities.

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Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700













C 1997 Silver Screen Management, Inc.



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